EXHIBIT 5
May 23, 2024

Clean Harbors, Inc.
42 Longwater Drive
Norwell, Massachusetts 02061
Gentlemen:
You are seeking to register 500,000 shares of Common Stock, $.01 par value per share, of Clean Harbors, Inc. (the “Company”) under the Securities Act of 1933, as amended, for issuance pursuant to the Clean Harbors, Inc. Employee Stock Purchase Plan (the “Plan”). You have requested that we furnish to you an opinion as to the legality of these securities, which opinion is to be filed as Exhibit 5 to your Registration Statement on Form S-8 with respect to such securities (the “Registration Statement”).
We have examined the Articles of Organization and By-Laws of the Company, as amended and restated, copies of votes of the Board of Directors of the Company, the Registration Statement as proposed to be filed with the Securities and Exchange Commission with respect to the offering of such securities, and such other documents as we deemed pertinent. We have also made such examination of law as we have felt necessary in order to render this opinion.
We are of the opinion and advise you that, upon their issuance in accordance with the Plan, the shares of Common Stock being registered will be legally issued, fully paid and nonassessable.
This opinion does not pass on the application of the “Blue Sky” or securities law of the various states.
We hereby consent that this opinion may be filed as an exhibit to the Registration Statement. We further consent to the use of our name and to all references to us included in or made a part of the Registration Statement.

Yours very truly,

DAVIS, MALM & D’AGOSTINE, P.C.
By:	/s/ Daniel T. Janis
Managing Director